Exhibit 99.1

NewsRelease
NASDAQ-GM — “TEAM”
FOR IMMEDIATE RELEASE, Thursday, August 6, 2009
TechTeam Global Reports Second Quarter 2009 Financial Results
Revenue down 11.4%, on an adjusted basis, in the second quarter 2009 versus prior year
Reports 50% debt reduction in first half of 2009; Company near zero net debt
SOUTHFIELD, MICHIGAN, August 6, 2009...TechTeam Global, Inc. (NASDAQ: “TEAM”), a worldwide provider of information technology outsourcing and business process outsourcing services, today reported net income of $1.3 million, or $0.12 per diluted share, for the three months ended June 30, 2009, compared to a net loss of $1.8 million, or $0.17 per diluted share, for three months ended June 30, 2008, which included a $3.9 million restructuring charge. Significant items reflected in the second quarter 2009 included the reversal of a $0.7 million restructuring expense incurred in the fourth quarter 2008, a $0.7 million increase in the allowance for doubtful accounts primarily due to the bankruptcy filing of two automotive parts suppliers and $0.4 million of foreign currency transaction losses.
Second quarter highlights include the following:
•	Revenue was $54.3 million, a decrease of 20.0% from the second quarter 2008. The decrease from the prior year was largely due to the impact of unfavorable exchange rates in the second quarter 2009, the divestiture of ANE completed during the fourth quarter 2008, revenue decline due to global economic conditions and revenue erosion from the previously announced wind-down of certain customer contracts. Excluding the impact of exchange rates on revenue and the revenue from the acquisition of Onvaio and the divestiture of ANE, revenue decreased approximately $7.4 million, or 11.4%, to $57.7 million for the second quarter 2009 from $65.1 million in the second quarter 2008.

•	Gross margin was 24.6% in the second quarter 2009, an increase of 1.6 percentage points over the second quarter 2008 driven by efficiency gains across most operating segments and geographies.

•	SG&A expense was $11.5 million in the second quarter 2009, a decrease of 8.9% from the second quarter 2008.

•	Operating margin for the second quarter 2009 was 4.8% compared to (1.3%) for the second quarter 2008. Operating margin, excluding the impact of restructuring charges in all periods and the increase in the Company’s allowance for doubtful accounts in the second quarter 2009, was 4.8%, a 30 basis point increase from 4.5% in the second quarter 2008.

•	Cash provided by operations for the six months ended June 30, 2009 was $18.2 million, a significant improvement over the $1.0 million cash provided by operations for the same period in 2008, driven by improvements in profitability and working capital management.

•	Debt reduction was $16.6 million in the first half of 2009, reducing net debt (cash less total debt) to near zero at June 30, 2009 from $18.3 million at December 31, 2008. Approximately
27335 West 11 Mile Road, Southfield, Michigan 48033 • Telephone (248) 357-2866 • Fax (248) 357-2570 • www.techteam.com

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50% of the Company’s outstanding debt has been eliminated over the past six months bringing the Company’s debt to its lowest level since the credit facility was put in place two years ago.

•	The Company achieved four significant new account wins with well-recognized global brands in the second quarter 2009 having an estimated total contract value of approximately $15.6 million over various contract terms.

•	A key contract with the Federal Emergency Management Agency (FEMA) was renewed in the Company’s government business with a potential value of $3.6 million over 58 months. As part of this program, there is additional potential to provide approximately $10.2 million of services under the College Credit for First Responders’ program.

•	TechTeam improved its ranking in The Black Book of Outsourcing’s prestigious 2009 “50 Best Managed Global Outsourcing Vendors List” by 14 places, moving to the #18 position in the world after debuting in 2008 at #32. This placement puts TechTeam in the top 2% of the 1,671 firms judged in the survey.

•	For the first time, the Company’s government business achieved milestone recognition by being named to the top 250 Federal GSA IT Contractors by Federal Times.

•	The Company formed a Global Life Sciences Business Unit to capitalize on continued growth opportunities and an expanded market presence in the life sciences industry.
“Many of our customers continue to be affected by a difficult global economy, which offers no clear signs of any immediate or significant near term improvement,” said Gary J. Cotshott, President and Chief Executive Officer. “Despite the challenging environment which will continue to affect near term revenues, we continue to win new business and have a robust pipeline of opportunities from customers seeking higher quality, lower cost alternatives to support their IT infrastructures. Our strategy is to continue our transformation, protect the profitability of the Company during this difficult period and pay down additional debt to further enhance our balance sheet, creating even greater financial flexibility.”
Cotshott continued, “Although we have experienced some revenue erosion and bad debt issues related to the automotive sector, our relationships in this sector remain strong. At the same time, over the years, we have very significantly reduced our exposure to this sector by successfully diversifying our customer base with new clients in many other industries in our commercial business and with sustained growth in our government business.”
Discussion of Second Quarter 2009 Results
Total Company revenue was $54.3 million for the second quarter 2009, which was a decrease from $67.9 million in the second quarter 2008 and a sequential decline from $56.1 million in the first quarter 2009. The lower revenue, as compared to the second quarter 2008, was driven primarily by an unfavorable exchange rate impact of $3.6 million, a $2.7 million revenue reduction from the divestiture of ANE in late 2008 and the planned wind-down of certain customer contracts. The foreign currency impact was calculated as if revenue generated in Europe was translated into U.S. dollars at the average exchange rates in effect during the second quarter 2008.
During the first quarter 2009, the Company reclassified certain expenses between Cost of Revenue and Selling, General and Administrative expense (“SG&A”) to allow the Company to track and compare operating results more easily. A reclassification of related expenses has been completed for the second quarter and full year 2008 to ensure full comparability of 2008 and 2009 results.
Gross profit for the second quarter 2009 was $13.3 million, a decrease from $15.6 million from the same period last year. The Company’s gross margin increased to 24.6% in the second quarter 2009 from 23.0%
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in the second quarter 2008 and was virtually the same as the gross profit margin reported in the first quarter 2009. The increase in gross margin compared to the prior year was driven by a combination of tight cost management, efficiency gains and the successful execution of restructurings announced and completed in 2008. Gross margin for the Company’s commercial business was 21.6% in the second quarter 2009, up from 20.1% in the second quarter 2008. However, gross margin was down sequentially from 23.7% in the first quarter 2009 due to a decrease in revenue from IT Consulting and Systems Integration services, the effect of revenue erosion on a partially fixed global infrastructure, and an increase in new customer launch costs which are expected to continue into the third quarter of 2009. Gross margin in the Company’s government business in the second quarter 2009 was 29.4%, an increase from 28.8% for the same period in 2008 and a sequential increase from 26.9% in the first quarter 2009.
SG&A expense was $11.5 million in the second quarter 2009, a $1.1 million decrease from $12.6 million in the same period last year and a sequential increase from $10.6 million in the first quarter 2009. The decrease from the second quarter 2008 resulted primarily from a reduction of payroll-related costs driven by lower administrative headcount and the restructuring actions taken in 2008. SG&A expense in the second quarter 2009 was negatively affected by an increase of approximately $0.7 million in the Company’s allowance for doubtful accounts.
SG&A expense was 21.1% of revenue for the second quarter 2009 compared to 18.5% for the same period last year and 18.9% for the first quarter 2009. Excluding the amount related to the increase in the allowance for doubtful accounts, SG&A expense would have been 19.8%. The slight sequential increase from the first quarter 2009 largely resulted from a seasonal increase in spending on marketing and trade show activities in the quarter.
During the second quarter 2009, the Company reversed approximately $0.7 million of restructuring expense for excess leased facility capacity in Europe originally recorded in the fourth quarter 2008 as the Company favorably renegotiated its lease terms.
Foreign currency transaction losses in the second quarter 2009 totaled $0.4 million on a pre-tax basis and related primarily to TechTeam’s operations in Europe. This compares to a pre-tax gain of $19,000 for the second quarter 2008.
On a reported basis, the Company’s effective tax rate for the second quarter 2009 was 31.7%. Excluding the impacts of restructuring in both periods, the Company’s effective tax rate was 50.3% and 50.1%, respectively, for the second quarter 2009 and 2008. The rates differ from the U.S. statutory tax rate of 34.0% primarily due to state income taxes, foreign operating losses for which a tax benefit is not recorded, and certain nondeductible expenses.
Reported net income of $1.3 million, or $0.12 per diluted share, for the three months ended June 30, 2009, compared to a net loss of $1.8 million, or $0.17 per diluted share, for three months ended June 30, 2008. Net income, excluding amounts related to restructuring, decreased to $0.6 million or $0.06 per share for the second quarter 2009, compared to net income of $1.3 million, or $0.12 per diluted share for the same period in 2008. By further excluding the increase in the Company’s allowance for doubtful accounts and the impact of foreign currency transaction losses in the second quarter 2009, diluted earnings per share would have been $0.13, a $0.01 per share increase over the same period last year excluding the restructuring charge recorded in that period.
For the quarter ending June 30, 2009, earnings before interest, taxes, depreciation and amortization expense, “EBITDA” margin, was 7.1% versus 1.7% in 2008. However, by excluding the impact of restructuring and the increase in the allowance for doubtful accounts in both periods, adjusted EBITDA margin was 7.1% of revenue as compared to 7.3% of revenue for the same period in 2008.
The Company believes EBITDA is an important “non-GAAP” measure of the Company’s financial performance. EBITDA presents information on earnings that may be more comparable to companies
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with different finance structures, capital investments or capitalization and depreciation policies. The most closely related GAAP measure is operating income. Some financial analysts also use EBITDA to assist in the determination of a company’s possible market valuation. See the table following the financial statements in this press release for a reconciliation of operating income to EBITDA excluding the restructuring charges and bad debt expense.
Conference Call Information
TechTeam Global, Inc. will also host an investor teleconference to discuss its second quarter 2009 financial results at 4:30 p.m. EDT, today, Thursday, August 6, 2009. To participate in the teleconference, including the question and answer session that will follow the results announcement and discussion, please call 1-800-260-8140 (outside the United States, call +1-617-614-3672). When prompted, enter the passcode: 79205042. To access a simultaneous Web cast of the teleconference, go to the TechTeam Global Web site at http://www.techteam.com/investors and click on the Web cast icon. From this site, you can download the necessary software and listen to the teleconference. TechTeam encourages you to review the site before the teleconference to ensure that your computer is configured properly.
A taped replay of the call will be available beginning at approximately 7:30 p.m. EDT, Thursday, August 6, 2009. This toll-free replay will be available through Thursday, August 20, 2009. To listen to the teleconference replay, call 1-888-286-8010 (outside the United States, call +1-617-801-6888). When prompted, enter the passcode: 35364758.
About TechTeam Global, Inc.
TechTeam Global, Inc. is a leading provider of IT outsourcing and business process outsourcing services to large and medium businesses, as well as government organizations. The Company’s primary services include service desk, technical support, desk-side support, security administration, infrastructure management and related professional services. TechTeam also provides a number of specialized, value-added services in specific vertical markets. Founded in 1979, TechTeam has nearly 3,000 employees across the world, providing IT support in 32 languages. TechTeam’s common stock is traded on the NASDAQ Global Market under the symbol “TEAM.” For more information, call 800-522-4451 or visit www.techteam.com.
Safe Harbor Statement
The statements contained in this press release that are not purely historical, including statements regarding the Company’s expectations, hopes, beliefs, intentions, or strategies regarding the future, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results may differ materially from those expected because of various known and unknown risks and uncertainties, including, but not limited to, the ongoing U.S. recession, the existing global credit and financial crisis and other changes in general economic and industry conditions, the award or loss of significant client assignments, timing of contracts, recruiting and new business solicitation efforts, currency fluctuations, and other factors affecting the financial health of our clients. These and other risks are described in the Company’s most recent annual report on Form 10-K and subsequent reports filed with or furnished to the U.S. Securities and Exchange Commission. The forward-looking statements included in this press release are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements.
Financial Tables to Follow on the Next Page
27335 West 11 Mile Road, Southfield, Michigan 48033 • Telephone (248) 357-2866 • Fax (248) 357-2570 • www.techteam.com

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Financial Data
TechTeam Global, Inc.
Condensed Consolidated Statements of Operations (unaudited)
(In thousands, except per share data)

	Second Quarter Ended June 30,			Six Months Ended June 30,
			%			%
	2009	2008	Change	2009	2008	Change
Revenue
Commercial —
IT Outsourcing Services	$26,560	$30,435	(12.7)%	$54,278	$60,703	(10.6)%
IT Consulting and Systems Integration	3,165	8,070	(60.8)%	7,069	14,944	(52.7)%
Other Services	3,975	7,165	(44.5)%	8,240	13,951	(40.9)%

Total Commercial	33,700	45,670	(26.2)%	69,587	89,598	(22.3)%
Government Technology Services	20,627	22,206	(7.1)%	40,845	44,242	(7.7)%

Total Revenue	54,327	67,876	(20.0)%	110,432	133,840	(17.5)%

Cost of Revenue
Commercial —
IT Outsourcing Services	20,765	24,768	(16.2)%	42,065	48,711	(13.6)%
IT Consulting and Systems Integration	2,660	6,226	(57.3)%	5,629	11,714	(51.9)%
Other Services	2,990	5,488	(45.5)%	6,148	10,722	(42.7)%

Total Commercial	26,415	36,482	(27.6)%	53,842	71,147	(24.3)%
Government Technology Services	14,566	15,806	(7.8)%	29,316	32,328	(9.3)%

Total Cost of Revenue	40,981	52,288	(21.6)%	83,158	103,475	(19.6)%

Gross Profit	13,346	15,588	(14.4)%	27,274	30,365	(10.2)%
Selling, general and administrative expense	11,450	12,564	(8.9)%	22,042	24,302	(9.3)%
Restructuring charge (credit)	(699)	3,884		(699)	3,884

Operating Income (Loss)	2,595	(860)	NM %	5,931	2,179	NM %
Net interest income (expense)	(294)	(422)		(604)	(866)
Foreign currency transaction gain (loss)	(413)	19		(648)	231

Income (Loss) before Income Taxes	1,888	(1,263)		4,679	1,544
Income tax provision	598	575		1,739	1,691

Net Income (Loss)	$1,290	$(1,838)		$2,940	$(147)

Diluted Earnings (Loss) per Common Share	$0.12	$(0.17)		$0.28	$(0.01)

Diluted weighted average common shares and common share equivalents	10,642	10,505		10,624	10,486

27335 West 11 Mile Road, Southfield, Michigan 48033 • Telephone (248) 357-2866 • Fax (248) 357-2570 • www.techteam.com

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Condensed Consolidated Balance Sheet (unaudited)
(In thousands)

	June 30,	December 31,
	2009	2008
Current Assets
Cash and cash equivalents	$18,364	$16,881
Accounts receivable, net	45,014	59,705
Prepaid expenses and other current assets	5,034	4,315

Total current assets	68,412	80,901

Property, Equipment and Software, Net	7,596	8,327
Goodwill and Other Intangible Assets, Net	75,918	77,361
Other Assets	668	774

Total Assets	$152,594	$167,363

Current Liabilities
Current portion of long-term debt	$7,899	$7,987
Accounts payable	7,007	6,340
Accrued payroll and related taxes	12,567	12,477
Accrued expenses and other current liabilities	8,161	11,670

Total current liabilities	35,634	38,474

Long-Term Liabilities
Long-term debt, less current portion	10,682	27,202
Other long-term liabilities	2,386	2,954

Total long-term liabilities	13,068	30,156

Shareholders’ Equity
Preferred stock	—	—
Common stock	111	109
Additional paid-in capital	78,836	77,939
Retained earnings	24,300	21,359
Accumulated other comprehensive income (loss)	645	(674)

Total shareholders’ equity	103,892	98,733

Total Liabilities and Shareholders’ Equity	$152,594	$167,363

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Condensed Consolidated Statements of Cash Flows (unaudited)
(In thousands)

	Six Months Ended June 30,
	2009	2008
Operating Activities
Net income (loss)	$2,940	$(147)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	3,384	3,765
Other adjustments, primarily changes in working capital	11,919	(2,581)

Net cash provided by operating activities	18,243	1,037

Investing Activities
Purchase of property, equipment and software	(1,141)	(1,438)
Cash paid for acquisitions, net of cash acquired	(250)	(5,457)

Net cash used in investing activities	(1,391)	(6,895)

Financing Activities
Proceeds from issuance of long-term debt	—	5,000
Proceeds (expenditures) from issuance of common stock	(13)	129
Tax expense from stock options	—	(5)
Payments on long-term debt	(16,606)	(2,602)

Net cash used in financing activities	(16,619)	2,522

Effect of exchange rate changes on cash and cash equivalents	1,250	19

Increase (decrease) in cash and cash equivalents	1,483	(3,317)
Cash and cash equivalents at beginning of period	16,881	19,431

Cash and cash equivalents at end of period	$18,364	$16,114

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Reconciliation of Operating Income (Loss) to
Earnings before Interest, Taxes, Depreciation and Amortization
(In thousands)

	Quarter Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Reconciliation of Operating Income (Loss) to EBITDA Excluding Restructuring Charges and Bad Debt Expense
Operating income (loss)	$2,595	$(860)	$5,931	$2,179
Depreciation and amortization	1,696	1,967	3,384	3,765
Foreign currency transaction gain (loss)	(413)	19	(648)	231

EBITDA	3,878	1,126	8,667	6,175
Restructuring charge (credit)	(699)	3,884	(699)	3,884
Increase (decrease) in bad debt expense	694	(24)	700	(18)

EBITDA Excluding Restructuring Charges and Bad Debt Expense	$3,873	$4,986	$8,668	$10,041

Reconciliation of Second Quarter and Year-to-Date Earnings Excluding
Restructuring Charges to Net Income (Loss)
(In thousands, except per share data)

	2009		2008
	After-Tax	Earnings	After-Tax	Earnings (Loss)
	Earnings	per Share	Earnings	per Share
Reconciliation of Second Quarter Earnings Excluding Restructuring Charges to Net Income (Loss)
Earnings excluding restructuring charges	$591	$0.06	$1,307	$0.12
Restructuring charges, net of tax	699	0.07	(3,145)	(0.30)

Net Income (Loss) — Second Quarter	$1,290	$0.12	$(1,838)	$(0.17)

Reconciliation of Year-to-Date Earnings Excluding Restructuring Charges to Net Income (Loss)
Earnings excluding restructuring charges	$2,241	$0.21	$2,998	$0.28
Restructuring charges, net of tax	699	0.07	(3,145)	(0.30)

Net Income (Loss) — Year-to-Date	$2,940	$0.28	$(147)	$(0.01)

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###

Contacts:

TechTeam Global, Inc.	Boscobel Marketing Communications
Margaret M. Loebl	Jessica Klenk
Vice President, Chief Financial Officer and Treasurer	(301) 588-2900 ext. 121
(248) 357-2866	jklenk@boscobel.com
investors@techteam.com
27335 West 11 Mile Road, Southfield, Michigan 48033 • Telephone (248) 357-2866 • Fax (248) 357-2570 • www.techteam.com